EXHIBIT 99.1

AMS Health Sciences, Inc. Announces
First Quarter 2007 Financial Results

        OKLAHOMA CITY, OK, May 11, 2007 - AMS Health Sciences, Inc., (Amex: AMM), today announced a net loss for the first quarter 2007 of ($410,339), or ($0.05) per common (diluted) share, on 8.5 million shares outstanding. This compares to a net loss of ($242,553), or $(0.03) per common (diluted) share, on 7.8 million shares outstanding in the first quarter of 2006. Sales totaled $2,435,342 million for the quarter compared to sales of $2,425,474 million for the quarter ended March 31, 2006, an increase of $9,868 or .41%.

        Cost of sales in the first quarter of 2007 decreased as a percentage of net sales to 63.92%, compared to 64.53% in the first quarter of 2006. Gross profit improved by $18,317 in the 2007 first quarter to $878,637 from $860,320 in the same period of 2006. Gross profit as a percentage of net sales improved to 36.08% compared to 35.47% in 2006.

“This is our second consecutive quarter of year over year sales and recruiting increases”, said Dr. Jerry Grizzle, President and CEO. “We have worked very hard in the last year to clean up our corporate structure and position the Company for growth and profitability. Our sales and recruiting numbers are moving in the right direction, and they represent the last piece to completing our turnaround. In the first quarter of 2007, our average opening order was $105.93, compared to an average opening order of $72.82 in the first quarter of 2006. That is a 45% increase in opening order volume, and is a direct result of the launch of the new Saba division”.

AMS Health Sciences, Inc., sells more than 60 natural nutritional supplements, weight management products, and natural skincare products through independent distributors across the U.S. and Canada. More information about the Company is available at http://www.amsonline.com

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent the Company’s current expectations and beliefs, including, among other things: (i) expectations regarding the positive impact of certain strategic initiatives to contain costs and increase sales; and (ii) the Company’s plans regarding the rollout of its new saba product line. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements of views expressed herein. These risks and uncertainties include, but are not limited to: (a) material decreases in active associates, or the Company’s failure to execute its strategic initiatives; (b) regulatory risks associated with the Company’s nutritional supplements, which could adversely affect the Company if regulatory scrutiny dampens enthusiasm or the ability of the Company or its associates to effectively market its products; (c) any failure of current or planned initiatives or products, including, among others, the introduction of the saba line of nutritional supplements to generate interest among associates and customers and generate sponsoring and selling activities on a sustained basis; (d) any inability of the Company to obtain necessary product registrations for its nutritional and personal care products in a timely manner; (e) adverse publicity related to the Company’s business, products or industry; and (f) continued competitive pressures in the Company’s markets. The Company’s financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-KSB. The forward-looking statements set forth the Company’s beliefs as of the date of this release, and the Company assumes no duty to update the forward-looking statements contained in this release to reflect any change.

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AMS Health Sciences, Inc.
Consolidated Balance Sheets

ASSETS	March 31, 2007	December 31, 2006
(Unaudited)
CURRENT ASSETS:
Cash	$223,388	$269,726
Marketable securities, available for sale, at fair value	500,000	793,183
Receivables	16,653	44,576
Inventory, net	853,262	700,664
Other assets	77,368	77,319
Current assets of discontinued operations	56,025	110,521
Total current assets	1,726,696	1,995,989
RESTRICTED SECURITIES	79,628	78,723
RECEIVABLES	28,994	28,374
PROPERTY AND EQUIPMENT, net	2,684,450	2,794,393
COVENANTS NOT TO COMPETE and other intangibles, net	305,099	324,553
OTHER ASSETS	412,957	457,344
NONCURRENT ASSETS OF DISCONTINUED OPERATIONS	1,207,926	1,253,480
TOTAL	$6,445,750	$6,932,856
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$724,474	$559,920
Accrued commissions and bonuses	265,761	268,717
Accrued other expenses	235,553	400,204
Accrued sales tax liability	235,013	200,481
Deferred compensation	97,129	96,378
Notes payable	507,542	257,542
Capital lease obligations	97,393	104,591
Current liabilities of discontinued operations	302,336	360,582
Total current liabilities	2,465,201	2,248,415
LONG-TERM LIABILITIES:
Notes payable	480,096	625,220
Capital lease obligations	73,418	95,527
Deferred compensation	259,012	281,101
Lease abandonment liability	5,158	55,123
Liabilities of discontinued operations	1,489,712	1,570,359
Total liabilities	4,772,597	4,875,745
COMMITMENT AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common stock - $.0001 par value; authorized 495,000,000 shares; issued 9,107,419 and 9,107,419 shares; outstanding 8,515,824 and 8,515,824 shares, respectively	905	905
Paid-in capital	23,636,243	23,609,734
Notes receivable for exercise of options	(31,000)	(31,000)
Accumulated deficit	(19,300,216)	(18,889,749)
Total capital and accumulated deficit	4,305,932	4,689,890
Less cost of treasury stock (591,595 shares)	(2,632,779)	(2,632,779)
Total stockholders' equity	1,673,153	2,057,111
TOTAL	$6,445,750	$6,932,856

AMS Health Sciences, Inc.
Consolidated Statements of Operations

	Three Months Ended
	March 31,
	2007	2006
Net sales	$2,435,342	$2,425,474
Cost of sales	1,556,705	1,565,154
Gross profit	878,637	860,320

Marketing, distribution and administrative expenses:
Marketing	282,996	141,144
Distribution and administrative	897,465	689,520
Total marketing, distribution and administrative expenses	1,180,461	830,664
Income (loss) from operations	(301,824)	29,656
Other income (expense):
Interest and dividends, net	(143,174)	3,842
Other, net	27,005	59,664
Total other income (expense)	(116,169)	63,506
Income (loss) from continuing operations before taxes	(417,993)	93,162
Income tax expense (benefit)	-	-
Income (loss) from continuing operations	(417,993)	93,162
Discontinued operations
Income (loss) from discontinued operations, net of tax	7,654	(335,715)
Net loss	$(410,339)	$(242,553)

Net loss per share:
Basic:
Income (loss) from continuing operations	$(0.05)	$0.01
Income (loss) from discontinued operations net of tax	-	(0.04)
Net loss per share	$(0.05)	$(0.03)

Diluted:
Income (loss) from continuing operations	$(0.05)	$0.01
Income (loss) from discontinued operations net of tax	-	(0.04)
Net loss per share	$(0.05)	$(0.03)

Shares used in computing net loss per share:
Basic	8,515,824	7,766,574
Diluted	8,515,824	7,766,574